SCHEDULE 14A
                                (RULE 14A -- 101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12
                                ----------------

                         TELEBANC FINANCIAL CORPORATION
                                ----------------

                (Name of Registrant as Specified in its Charter)
                                ----------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.



      1) Title of each class of securities to which transaction applies:


         -----------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:


         -----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         Not Applicable
        ------------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         Not Applicable
         -----------------------------------------------------------------------

      5) Total Fee paid:

         None
         -----------------------------------------------------------------------

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:


      --------------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:


      --------------------------------------------------------------------------

      (3) Filing Party:


      --------------------------------------------------------------------------

      (4) Date Filed:


     --------------------------------------------------------------------------

                 [TELEBANC FINANCIAL CORPORATION LOGO OMITTED]



                                   May 3, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of TeleBanc Financial Corporation. The meeting will be held on Thursday, May 27, 1999 at 11:00 a.m. at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22812. I hope that you will be able to join us.

     At this meeting you will be asked to vote, in person or by proxy, on the following proposals:

     o    to elect three directors;

     o to amend the certificate of incorporation to increase the authorized shares of common stock;

     o to amend the certificate of incorporation to change the Company's name;

     o to approve an amendment to the Company's 1998 Stock Incentive Plan to increase the maximum number of shares of common stock reserved for issuance under the plan by 2,000,000 shares;

     o    to ratify the  appointment of the Company's  independent  accountants;
          and

     o    act on such other business as may properly come before the meeting.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

     It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as soon as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously returned a proxy to the Company.

     Thank you. We look forward to seeing you at the meeting.


                                                  Sincerely,



                                                  David A. Smilow
                                                  Chairman of the Board

                         TELEBANC FINANCIAL CORPORATION
                           1111 NORTH HIGHLAND STREET
                            ARLINGTON, VIRGINIA 22201
                                 (703) 247-3700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of TeleBanc Financial Corporation (the "Company") will be held on Thursday, May 27, 1999 at 11:00 a.m., at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22812, for the following purposes:

          1. To elect three directors of the Company for terms of three years each;

          2. To amend the Certificate of Incorporation of the Company to increase to 135,000,000 the number of shares of common stock, par value $.01 per share, authorized to be issued by the Company;

          3. To amend the Certificate of Incorporation of the Company to change the Company's name from TeleBanc Financial Corporation to Telebanc Financial Corporation;

          4. To approve an amendment to the Company's 1998 Stock Incentive Plan to increase the maximum number of shares of common stock reserved for issuance under the plan by 2,000,000 shares;

          5. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999; and

          6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of common stock, par value $.01 per share, of the Company at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.


                                        By order of the Board of Directors,



                                        David A. Smilow
                                        Chairman of the Board

Arlington, Virginia
May 3, 1999

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING AND DESIRE TO VOTE IN PERSON, YOU MAY DO SO EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.
--------------------------------------------------------------------------------

                         TELEBANC FINANCIAL CORPORATION
                           1111 NORTH HIGHLAND STREET
                            ARLINGTON, VIRGINIA 22201

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999

                               GENERAL INFORMATION

PROXY SOLICITATION

     TeleBanc Financial Corporation, a Delaware corporation, is furnishing this Proxy Statement and the accompanying Notice of Annual Meeting and proxy card to the holders of its common stock, in connection with the solicitation of proxies by Telebanc's board of directors for use at Telebanc's 1999 Annual Meeting of Stockholders, and any adjournment or postponement of the meeting. The annual meeting will be held at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22812, on Thursday, May 27, 1999, at 11:00 a.m. The board of directors has called the annual meeting for the purposes described in the Notice of Annual Meeting.

     Telebanc is mailing its Annual Report to Stockholders for the year ended December 31, 1998 together with this proxy statement, and the enclosed proxy, to holders of its common stock entitled to vote at the annual meeting. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

     Telebanc will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, Telebanc's directors, officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone, telegram, or otherwise. Telebanc will also utilize the services of its transfer agent, Fifth Third Bank, to provide broker search and proxy distribution services at an estimated cost of $5,000. Telebanc will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

     This proxy statement and the enclosed proxy are first being mailed to Telebanc's stockholders on or about May 3, 1999.


VOTING AND REVOCABILITY OF PROXIES

     If you properly sign and return the enclosed proxy to Telebanc and do not revoke it prior to its use, your shares will be voted at the annual meeting in accordance with your instructions on the proxy. EXECUTED BUT UNMARKED PROXIES THAT ARE TIMELY RECEIVED AND NOT SUBSEQUENTLY REVOKED WILL BE VOTED: (1) FOR THE ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS TO SERVE AS DIRECTORS;
(2) FOR THE AMENDMENT OF TELEBANC'S CERTIFICATE OF INCORPORATION (THE "CERTIFICATE OF INCORPORATION") TO INCREASE TO 135,000,000 THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AUTHORIZED TO BE ISSUED BY TELEBANC; (3) FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE TELEBANC'S CORPORATE NAME FROM TELEBANC FINANCIAL CORPORATION TO TELEbANC FINANCIAL CORPORATION; (4) FOR AN AMENDMENT TO TELEBANC'S 1998 STOCK INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY
2,000,000 SHARES; AND (5) FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS TELEBANC'S INDEPENDENT ACCOUNTANTS. If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. Telebanc is not aware of any such matters that are proposed to be presented at the annual meeting.

     The board of directors has fixed the close of business on March 31, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 3,360 holders of common stock. The number of shares of common stock outstanding on the record date was 12,732,525. Each outstanding share of common stock entitles its holder to one vote on each matter presented to the stockholders.

     The presence, in person or by proxy, of holders of at least a majority of the common stock issued and outstanding and entitled to vote at the meeting is necessary to constitute a quorum at the annual meeting. Stockholders' votes will be tabulated by the person appointed by the board of directors to act as inspector of election for the annual meeting. Under Telebanc's bylaws (the "Bylaws"), directors are elected by a plurality of votes cast by the shares entitled to vote in the election of directors. The proposals to amend the Certificate of Incorporation require the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote at the annual meeting. Unless otherwise required by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws, the Bylaws provide that any other matter put to a stockholder vote, including the amendment to Telebanc's 1998 Stock Incentive Plan and appointment of Telebanc's independent auditors, shall be decided by the affirmative vote of the holders of a majority of the votes cast on the matter.

     Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes and abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the annual meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The approval of the proposals to amend Telebanc's Certificate of Incorporation to increase the authorized common stock and change Telebanc's name each require the affirmative vote of the holders of a majority of Telebanc's outstanding common stock entitled to vote at the meeting. Abstentions and broker "non-votes" on the proposals to amend the Certificate of Incorporation will have the effect of a vote against that proposal.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of Telebanc, (2) properly submitting to Telebanc a duly executed proxy bearing a later date, or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to the revocation of proxies should be addressed as follows: TeleBanc Financial Corporation, 1111 North Highland Street, Arlington, Virginia 22201, Attention: Corporate Secretary.


SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, KEY EMPLOYEES AND CERTAIN BENEFICIAL OWNERS

     The following table shows information regarding the beneficial ownership of the Telebanc's common stock as of March 31, 1999 by (1) any person known to Telebanc to be the beneficial owner of more than 5% of Telebanc common stock,
(2) each director and person nominated to be a director, (3) the executive officers named in the Summary Compensation Table under "Executive Compensation" (the "Named Executive Officers") and (4) all directors and executive officers as a group.

     The information shown below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of common stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares of which a person has the right to acquire beneficial ownership within 60 days as of the date shown below through the exercise of any stock option, warrant, or conversion or other right.

                                                          AMOUNTAND
                                                           NATURE OF     PERCENTAGE
                                                          BENEFICIAL      OF CLASS
NAME OF BENEFICIAL OWNER(1)                                OWNERSHIP     OUTSTANDING
------------------------------------------------------   ------------   ------------
       David A. Smilow(2) ............................    1,655,350         12.59%
       Mitchell H. Caplan(3) .........................      879,277          6.68
       Aileen Lopez Pugh(4) ..........................      116,961             *
       Laurence P. Greenberg(5) ......................       87,907             *
       Stephen G. Dervenis(6) ........................        5,700             *
       David R. DeCamp(7) ............................       19,000             *
       Dean C. Kehler(8) .............................      686,590          5.35
       Marcia Myerberg ...............................           --            --
       Steven F. Piaker(9) ...........................        4,000             *
       Mark Rollinson(10) ............................       20,500             *
       CIBC WG Argosy Merchant Fund 2 LLC(8) .........      682,590          5.32
       Conning & Company(11) .........................      772,589          6.02
       General American Mutual Holding Company(12)          967,614          7.53
       Directors and Executive Officers as a group (10
        individuals)(13) .............................    3,475,285         25.02
       TeleBanc Financial Corporation Employee Stock

        Ownership Plan(14) ...........................      495,445          3.88

----------
*    Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner listed above is c/o TeleBanc Financial Corporation, 1111 North Highland Street, Arlington, Virginia 22201.

(2) 1,153,954 of Mr. Smilow's shares are held by D. Aron LLC, a limited liability company of which Mr. Smilow is the managing member, and 50,036 shares are held directly by Mr. Smilow. Includes 354,064 shares of common stock issuable upon exercise of options and 64,200 shares issuable upon exercise of warrants exercisable within 60 days of this filing and 33,096 shares of common stock held by the ESOP and allocated to Mr. Smilow's account. Excludes 288,944 shares held by D. Aron LLC over which Mr. Smilow does not have voting or dispositive power and 401,849 shares of common stock and warrants to acquire 50,000 shares of common stock held by the ESOP (excluding the shares allocated to his account), of which Mr. Smilow is a trustee.

(3) Includes 380,730 shares of common stock issuable upon exercise of options and 46,000 shares issuable upon exercise of warrants exercisable within 60 days of this filing and 15,809 shares of common stock held by the ESOP and allocated to Mr. Caplan's account. Excludes 419,136 shares of common stock and warrants to acquire 50,000 shares of common stock held by the ESOP (excluding the shares allocated to his account), of which Mr. Caplan is a trustee. Mr. Caplan disclaims beneficial ownership of warrants to acquire 23,000 shares of common stock listed above.

(4) Includes 88,000 shares of common stock issuable upon exercise of options and 12,200 shares of common stock issuable upon exercise of warrants exercisable within 60 days of this filing and 7,481 shares of common stock held by the ESOP and allocated to Ms. Pugh's account.

(5) Includes 80,000 shares of common stock issuable upon exercise of options exercisable within 60 days of this filing and 7,507 shares of common stock held by the ESOP and allocated to Mr. Greenberg's account.

(6) Includes 5,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this filing.

(7) Includes 17,000 shares of common stock issuable upon exercise of options exercisable within 60 days of this filing. Mr. DeCamp's address is Grubb & Ellis, 1717 Pennsylvania Avenue, N.W., Suite 250, Washington, D.C. 20006.

(8) Mr. Kehler is the designated director for CIBC WG Argosy Merchant Fund 2 LLC ("CIBC Merchant Fund"), which, according to a Schedule 13G filed on February 16, 1999, directly holds 589,840 shares of common stock and 92,750 shares of common stock issuable upon exercise of warrants exercisable within 60 days of this filing. Mr. Kehler is a partner of CIBC Merchant
     Fund and disclaims beneficial ownership of such shares. Mr. Kehler's beneficial ownership interest includes 4,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1998, which are not part of CIBC's holdings. Mr. Kehler's address is c/o CIBC Oppenheimer, 425 Lexington Avenue, 3rd Floor, New York, New York 10017.

(9) Includes 4,000 shares of common stock issuable upon exercise of options exercisable within 60 days of this filing. Mr. Piaker is the designated director for Conning & Company and serves as its Senior Vice President. Mr. Piaker does not exercise voting or investment control over the shares held by Conning & Company. Mr. Piaker's address is c/o Conning & Company, City Place II, 185 Asylum Street, Hartford, Connecticut 06103.

(10) Includes 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days of this filing. Mr. Rollinson's address is P.O. Box 826, Leesburg, Virginia 22075.

(11) According to a Schedule 13G filed on February 16, 1999, Conning Insurance Capital Limited Partnership III ("CICLP III") beneficially owns 671,975 shares of common stock. Conning Insurance Capital International Partners III, L.P. ("CICIP III") beneficially owns 100,614 shares of common stock. Telebanc understands that CICLP III and CICIP III collectively own 92,750 shares of common stock issuable upon exercise of warrants exercisable within 60 days of the date of this filing. Conning & Company controls the general partner of each of CICLP III and CICIP III. The address of Conning & Company is City Place II, 185 Asylum Street, Hartford, Connecticut 06103.

(12) According to a Schedule 13G filed on February 16, 1999, General American Life Insurance Company ("General American"), an indirect subsidiary of General American Mutual Holding Company directly holds 168,525 shares of common stock and 26,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of this filing. General American Mutual Holding Company indirectly controls Conning & Company and may be deemed to beneficially own all of the shares held by CICLP III and CICIP III. Accordingly, the shares held by Conning & Company are also included in the table above. The address of General American is 700 Market Street, St. Louis, Missouri 63101.

(13) Includes 944,794 shares of common stock issuable upon exercise of options and 215,150 shares of common stock issuable upon exercise of warrants exercisable within 60 days of this filing. Excludes 371,052 shares of common stock (except for any shares allocable to the accounts of Messrs. Smilow, Caplan, Greenberg and Dervenis and Ms. Pugh) and warrants to acquire 50,000 shares of common stock exercisable within 60 days of December 31, 1998, held by the ESOP, of which Messrs. Smilow and Caplan act as trustees.

(14) Includes 50,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of December 31, 1998.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Bylaws provide that the board of directors shall consist of not fewer than six nor more than nine members and is currently fixed at nine members. Pursuant to the Certificate of Incorporation and the Bylaws, a majority of the directors then in office may vote to fill any vacancies on the board or any newly created directorships. Telebanc's board of directors currently consists of nine members.

     The board of directors consists of three classes of directors with overlapping three-year terms. One class of directors is elected each year with terms expiring at the third succeeding annual meeting of stockholders after that election. At the annual meeting, Telebanc's stockholders will elect three directors to hold office for three-year terms which will expire at the annual meeting of stockholders in 2002 and at the time that their successors are elected.

     Unless otherwise instructed on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election of the nominee directors listed below. The board of directors believes that the nominees will stand for election and will serve if elected. If any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxy holders will vote proxies for the election of such other person or persons as the board of directors may recommend. There is no cumulative voting for the election of directors. Assuming the presence of a quorum at the annual meeting, directors will be elected by a plurality of the shares of common stock cast.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS OF TELEBANC.

     The  following  table shows (1) the names of the persons  nominated  by the board of directors for election as directors at the annual meeting; (2) executive officers of Telebanc who do not also serve as a director; (3) four other key employees, and (4) the current directors whose terms do not expire until subsequent annual meetings. Biographical information concerning each of the director nominees, the current directors, the executive officer and the key employees is shown on the following pages.

                                                                                   TERM EXPIRES AT
                                                                                   ANNUAL MEETING
                                         POSITION(S) HELD WITH          DIRECTOR   OF STOCKHOLDERS
           NAME            AGE               TELEBANC (1)                 SINCE     TO BE HELD IN
------------------------- ----- -------------------------------------- ---------- ----------------
THE NOMINEES:
Dean C. Kehler (3)(4)      42   Director of Telebanc                     1997           2002
Steven F. Piaker (3)(4)    36   Director of Telebanc                     1997           2002
Michael M. Lynton (5)      39   Director of Telebanc                     1999           2002

EXECUTIVE OFFICERS:
David A. Smilow            37   Chairman of the Board of Telebanc;       1989 (2)       2001
                                Chairman of the Board and Chief Risk
                                Management Officer of TeleBank
Mitchell H. Caplan         41   Vice Chairman of the Board, Chief        1994           2001
                                Executive Officer and President of
                                Telebanc
Aileen Lopez Pugh          31   Executive Vice President, Chief
                                Financial Officer of Telebanc
Laurence P. Greenberg      37   Executive Vice President, Chief
                                Marketing Officer
Stephen G. Dervenis        34   Executive Vice President of Telebanc,
                                Chief Executive Officer of TeleBanc
                                Capital Markets, Inc.

                                                                                             TERM EXPIRES AT
                                                                                             ANNUAL MEETING
                                           POSITION(S) HELD WITH                 DIRECTOR    OF STOCKHOLDERS
          NAME           AGE                    TELEBANC (1)                      SINCE       TO BE HELD IN
----------------------- ----- ----------------------------------------------- ------------- ----------------
KEY EMPLOYEES:
Ross C. Atkinson         31   Executive Vice President, Chief Information
                              Officer
Arlen W. Gelbard         41   Executive Vice President, General Counsel
Michael R. Opshal        36   Executive Vice President, Chief Credit Officer
Sang-Hee Yi              35   Executive Vice President, Chief Compliance
                              Officer

CONTINUING DIRECTORS:
David R. DeCamp(3)(4)    40   Director of Telebanc                                 1993(2)        2000
Marcia Myerberg          53   Director of Telebanc                                 1998           2000
Mark Rollinson (4)       63   Director of Telebanc                                 1992(2)        2000

----------
(1)  Unless otherwise specified, the position held with Telebanc is also held at
     Telebanc's  subsidiary,   TeleBank,  a  federally  chartered  savings  bank
     ("TeleBank").

(2)  For the years prior to 1994, includes service as a director of TeleBank.

(3)  Member of the compensation committees of Telebanc and TeleBank.

(4)  Member of the audit/compliance committees of Telebanc and TeleBank.

(5)  Mr. Lynton is a director of Telebanc only.

     David A. Smilow has served as the Chairman of the Board of Directors since March 1994 and as Chief Executive Officer of Telebanc from March 1994 to April 1998. He has also served as the Chairman of the Board of Directors of TeleBank since January 1994 and as Chief Risk Management Officer of TeleBank since February 1996. Prior to January 1994, Mr. Smilow served as President of TeleBank. Mr. Smilow also serves as President of TeleBanc Capital Markets, Inc., a subsidiary of Telebanc. Mr. Smilow is the brother-in-law of Mr. Opsahl and Mr. Lynton.

     Mitchell H. Caplan has served as the Vice Chairman of the Board of Directors and President of Telebanc since January 1994 and has served as Chief Executive Officer of Telebanc since April 1998. Mr. Caplan has also serves as Vice Chairman, President and Chief Executive Officer of TeleBank since January 1994. Mr. Caplan also serves as Vice President of TeleBanc Capital Markets, Inc., a subsidiary of Telebanc. From 1990 until December 1993, Mr. Caplan was a member of the law firms of Danziger & Caplan and Zuckerman & Gore, where he represented and advised private and public commercial institutions.

     Stephen G. Dervenis has served as Executive Vice President of Telebanc and Chief Executive Officer of TeleBanc Capital Markets, Inc., a subsidiary of Telebanc, since June 1998. From October 1997 to June 1998, Mr. Dervenis served as Director of Amortizing and Emerging Assets Securitization at Barclays Capital in New York. From April 1994 to September 1997, Mr. Dervenis served as a Managing Director of Furman Selz, and From January 1993 to March 1994, as Vice President at J.P. Morgan, both in New York.

     Laurence P. Greenberg has served as Executive Vice President and Chief Marketing Officer of Telebanc and TeleBank since 1995 where he is responsible for developing and implementing Telebanc's marketing strategy and overseeing the call center and deposit operations functions. From October 1994 to 1995, Mr. Greenberg served as Senior Vice President of Marketing. Prior to joining management of Telebanc and TeleBank, Mr. Greenberg served as consultant to TeleBank between April and September

1994. From 1993 to April 1994, Mr. Greenberg was a Senior Associate at T.H. Land Research Group, Inc., a marketing research company serving direct marketing companies. From 1989 to 1993, Mr. Greenberg was a Marketing Manager for specialty publications with Capital Cities/ABC, Inc.

     Aileen Lopez Pugh has served as Executive Vice President, Chief Financial Officer and Treasurer of Telebanc and TeleBank since August 1994. Prior to joining management of Telebanc and TeleBank, Ms. Pugh served as a director from April 1993 to August 1994. From December 1993 to May 1994, she served as a consultant to MET Holdings, Inc. in connection with the organization of Telebanc and its initial public offering.

     Ross C. Atkinson has served as Executive Vice President and Chief Information Officer of Telebanc and TeleBank since June 1998. He is responsible for the strategic direction of all information processing, communication systems and operations. From 1997 until June 1998, Mr. Atkinson served as a principal consultant with Platinum Technology, Inc., a database systems and information management software provider. From 1991 through 1996, Mr. Atkinson served as a systems engineer for Electronic Data Systems.

     Arlen W. Gelbard has served as Executive Vice President and General Counsel of Telebanc and TeleBank since June 1998. From 1982 to June 1998, Mr. Gelbard was a member of the law firm of Hofheimer Garlir & Gross, LLP, New York, New York where he specialized in transactional real estate, lending, leasing, foreclosures and workouts. Prior to joining management of Telebanc, from 1996 to June 1998, Mr. Gelbard served as a director, as well as Chairman of the compensation committees of TeleBanc and TeleBank.

     Michael R. Opsahl has served as Executive Vice President and Chief Credit Officer since 1990, responsible for the development of the loan acquisition process, including the acquisition and pricing of loans and the swapping of purchased loan pools for mortgage-backed securities. Prior to joining Telebanc, Mr. Opsahl served as a trading assistant at the Federal Home Loan Mortgage Corporation. Mr. Opsahl is the brother-in-law of Mr. Smilow.

     Sang-Hee Yi has served as Executive Vice President and Chief Compliance Officer since April 1996, responsible for operations and regulatory compliance. Prior to serving in her current position, Ms. Yi served as the compliance officer of Telebanc. From 1986 to April 1994, she was a federal thrift regulator at the Office of Thrift Supervision.

     David R. DeCamp has served as a director of Telebanc since its formation in March 1994 and as a director of TeleBank since July 1992. Mr. DeCamp is a Senior Vice President of Grubb & Ellis, a commercial real estate broker. From 1988 to 1996, Mr. DeCamp was a commercial real estate broker with Cassidy and Pinkard, Inc. Mr. DeCamp is the Chairman of the audit/compliance committees of Telebanc and TeleBank.

     Dean C.  Kehler has served as a director  of Telebanc  and  TeleBank  since
March 1997. Mr. Kehler has been a Managing Director of CIBC Wood Gundy Securities, a subsidiary of CIBC World Markets, and co-head of the High Yield Group since August 1995. From February 1990 to August 1995, Mr. Kehler was a founding partner and Managing Director of The Argosy Group, L.P., which was acquired by CIBC Wood Gundy Securities in August 1995.

     Michael M. Lynton has served as a director of Telebanc since April 1999. Mr. Lynton has been the Chairman and Chief Executive Officer of The Penguin Group since 1996. From 1987 to 1996, Mr. Lynton was the President of Disney Publishing - Magazines and Books and President of Hollywood Pictures. From 1982 to 1985, Mr. Lynton was with The First Boston Corporation/Credit Suisse First Boston. He is the brother-in-law of Mr. Smilow.

     Marcia Myerberg has served as a director of TeleBanc and TeleBank since May 1998. Ms. Myerberg has been Chief Executive Officer of Myerberg & Company, L.P., an investment banking firm specializing in the mortgage-backed securities markets, since February 1994. Prior to her current position, from March 1989 to February 1994, Ms. Myerberg was a Senior Managing Director of The Bear Stearns

Companies, Inc. From July 1985 to February 1989, she was Director of Salomon Brothers, Inc., and from November 1979 to June 1985, she was the Senior Vice President-Corporate Finance and Treasurer of Federal Home Loan Mortgage Corporation.

     Steven F. Piaker has served as a director of Telebanc and TeleBank since March 1997. Since January 1997, Mr. Piaker has been a Senior Vice President of Conning & Company, a provider of asset management, private equity capital, corporate finance services and research to the insurance and financial services industries, which he joined in 1994. From September 1992 to June 1994, Mr. Piaker served as a Senior Vice President of Conseco, Inc. where here was involved in company-sponsored leveraged buyouts and private placements in the insurance industry. Mr. Piaker is the Chairman of the compensation committees of Telebanc and TeleBank.

     Mark Rollinson has served as a director of Telebanc since its formation in March 1994 and as a director of TeleBank since 1992. He has been a self-employed attorney in Leesburg, Virginia for the past ten years.

     Under the Certificate of Designation of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the "Certificate of
Designation"), the former holders of the preferred stock had the right to designate not more than two individuals for election to the board of directors and Telebanc was obligated to nominate these designated individuals for election to the board. This right to elect directors expired in 1998. Messrs. Kehler and Piaker were initially elected to the board of directors pursuant to the Certificate of Designation provision.


COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1998, the board of directors of Telebanc held 10 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which he was a director and the total number of meetings held by all committees of the board of directors on which he served during the periods that he served.

     Each of the board of directors of Telebanc and TeleBank has a compensation committee and an audit/compliance committee. The respective committees of the board of Telebanc and TeleBank are comprised of the same members and meet simultaneously. The members of the compensation committee are Messrs. DeCamp, Kehler and Piaker and the members of the audit/compliance committee are Messrs. DeCamp, Kehler, Piaker and Rollinson.

     The compensation committee establishes compensation for directors, reviews compensation for all executive officers on an annual basis and reviews the overall bonus plan offered to all employees of Telebanc and TeleBank. The audit/compliance committee reviews TeleBank's compliance with regulatory matters and the scope of the internal auditors and the independent annual audit. It also reviews the independent accountants' letter to management concerning the effectiveness of Telebanc's internal financial and accounting controls and management's response to the letter. In addition, the audit/compliance committee reviews and recommends to Telebanc's board of directors the firm to be engaged as Telebanc's independent accountants. The audit/compliance committee may also examine and consider other matters relating to the financial affairs of Telebanc and TeleBank as it deems appropriate. In 1998, the compensation committee and the audit/compliance committee each met two times.

     In addition, Telebanc's board of directors acts as a nominating committee for selecting nominees for election as directors, and the Bylaws also permit stockholders eligible to vote for the election of directors at the annual meeting to make nominations for directors if such nominations are made pursuant to timely written notice to Telebanc's corporate secretary.


DIRECTOR COMPENSATION

     Non-employee directors of Telebanc receive $3,000 per director annually. Non-employee directors of TeleBank receive $12,000 per director annually. In addition, non-employee directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending such meetings.

     As additional compensation for services provided to Telebanc, in May 1994, Telebanc granted to each of Messrs. DeCamp and Rollinson options to acquire 10,000 shares of common stock, at an exercise price of $3.063 per share. As of April 16, 1999, these options are fully vested. Mr. Rollinson has exercised options to acquire all of such shares of common stock. In August 1996, Telebanc granted to each of Messrs. DeCamp, Gelbard, and Rollinson options to acquire 20,000 shares of common stock, of which options to acquire 36,000 in the aggregate are vested. Mr. DeCamp has exercised options to acquire 5,000 shares and Mr. Rollinson has exercised options to acquire 2,500 shares of such common stock. In October 1998, Telebanc granted to each of Messrs. Kehler and Piaker options to acquire 20,000 shares of common stock, and Ms. Myerberg options to acquire 10,000 shares of common stock, at an exercise price of $14.50 per share. As of April 16, 1999, options to acquire 8,000 in the aggregate are vested. As of April 16, 1999, options to acquire 112,500 shares of common stock held in the aggregate by such directors are outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows the compensation paid by Telebanc and TeleBank to the Named Executive Officers for services rendered to Telebanc in all capacities earned during the periods indicated. Telebanc has not granted any stock appreciation rights ("SARs").

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                      -------------
                                                                                        ALL OTHER
                                         ANNUAL COMPENSATION            SECURITIES     COMPENSATION
                                  ---------------------------------     UNDERLYING    -------------
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)     BONUS($)      OPTIONS(#)        ($)(1)
-------------------------------   ------   -----------   ----------   -------------   -------------
David A. Smilow ...............   1998      $229,000      $250,000       200,000         $16,000
 Chairman of the Board            1997       205,000       200,000       200,000          15,000
                                  1996       205,000       188,000            --          15,000
Mitchell H. Caplan ............   1998       229,000       250,000       200,000          16,000
 Vice Chairman, Chief Executive   1997       205,000       200,000       200,000          15,000
 Officer and President            1996       205,000       188,000            --          15,000
Aileen Lopez Pugh .............   1998       100,000       130,000        60,000          16,000
 Executive Vice President and     1997        79,500       100,000        20,000          15,000
 Chief Financial Officer          1996        75,000        60,000        30,000          13,500
Laurence P. Greenberg .........   1998       100,000       130,000        60,000          16,000
 Executive Vice President and     1997        79,500       100,000        50,000          15,000
 Chief Marketing Officer          1996        75,000        85,000        10,000          15,000
Stephen G. Dervenis ...........   1998        87,500       245,000        25,000          16,000
 Executive Vice President

----------
(1) The total amounts shown for each of the years presented represent dollar value of contributions made by Telebanc to its Employee Stock Ownership Plan for the account of the Named Executive Officer.

STOCK OPTIONS GRANTS IN 1998

     The following table contains information with respect to options to purchase common stock granted to the Named Executive Officers in 1998. All options were granted under Telebanc's 1994, 1997 or 1998 Stock Option Plans. Telebanc has not granted any SARs.

                                                                                                       OPTION TERM(1)
                                                                                                -----------------------------
                                                INDIVIDUAL GRANTS
                                  ---------------------------------------------
                                                                                                    POTENTIAL REALIZABLE
                                                        PERCENT
                                                       OF TOTAL                                         VALUE AT ASSUMED
                                      NUMBER OF         OPTIONS                                       ANNUAL RATES OF STOCK
                                     SECURITIES       GRANTED TO      EXERCISE                         PRICE APPRECIATION
                                     UNDERLYING        EMPLOYEES      OR BASE                            FOR OPTION TERM
                                       OPTIONS         IN FISCAL       PRICE       EXPIRATION   --------------------------------
              NAME                   GRANTED(#)          YEAR          ($/SH)         DATE          5%($)           10%($)
-------------------------------   ----------------   ------------   -----------   -----------   -------------   -------------
David A. Smilow ...............        200,000(2)         20.8%      $  14.50     10/23/08       $1,823,794      $4,621,853
Mitchell H. Caplan ............        200,000(2)         20.8          14.50     10/23/08        1,823,794       4,621,853
Aileen Lopez Pugh .............         60,000(3)          6.3           9.75     1/27/08           367,903         932,339
Laurence P. Greenberg .........         60,000(3)          6.3           9.75     1/27/08           367,903         932,339
Stephen G. Dervenis ...........         25,000(2)          2.6          14.50     10/23/08          227,974         577,732

----------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the rules and regulations promulgated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the common stock price.

(2) The options vested 20% upon grant on October 23, 1998, and 20% vests ratably on each of the next four anniversaries of the grant.

(3) The options vested 20% upon grant on January 27, 1998 and 20% vests ratably on each of the next four anniversaries of the grant.

     The following table shows information with respect to outstanding options held by the Named Executive Officers at December 31, 1998.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED-
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                        OPTIONS AT TY-END              AT FY-END($)(1)
                              ACQUIRED ON      VALUE     ----------------------------- -----------------------------
                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             ------------- ------------- ------------- --------------- ------------- --------------
David A. Smilow(2) .........    26,666        $74,998       304,064        280,000      $8,690,072     $6,390,000
Mitchell H. Caplan(2) ......        --             --       330,730        280,000       9,416,721      6,390,000
Aileen Lopez Pugh(3) .......        --             --        56,000         74,000       1,610,625      1,915,000
Laurence P. Greenberg(4) .          --             --        46,000         84,000       1,266,750      2,164,500
Stephen G. Dervenis(5) .....        --             --         5,000         20,000          97,500        390,000

----------
(1) Based on last reported sale price of the common stock on December 31, 1998 of $34.00 per share and applicable per share exercise price for the options.

(2) On April 28, 1994, Messrs. Smilow and Caplan were each granted options to purchase 85,234 shares of common stock with an exercise price of $3.0625 and options to purchase 125,496 shares of common stock with an exercise price equal to $3.5625. The options expire in April 2004. Also Messrs. Smilow and Caplan were each granted options to purchase 200,000 shares of common stock on February 28, 1997 with an exercise price of $6.75 and an expiration date of February 28, 2007. On October 23, 1998, Messrs. Smilow and Caplan were each granted options to purchase 200,000 shares of common stock, with an exercise price of $14.50 and an expiration date of October 23, 2008. For each of these grants, the options vested 20% upon grant, and 20% vest ratably on each of the next four anniversaries of the grant.

(3) Telebanc has granted a total of 130,000 options to Ms. Pugh: 10,000 options granted on April 28, 1994 with an exercise price of $3.0625, 10,000 options granted on February 15, 1995 with an exercise price of $2.75, 30,000 options granted on February 15, 1996 with an exercise price of $3.875, 20,000 options granted on February 15, 1997 with an exercise price of $6.75 and 60,000 options granted on January 27, 1998 with an exercise price of $9.75. The options expire in April 2004, February 2005, February 2006, February 2007 and January 2008, respectively. The options vested 20% upon grant, and 20% vest ratably on each of the next four anniversaries of the grant.

(4) Telebanc has granted a total of 130,000 options to Mr. Greenberg: 10,000 options granted on February 15, 1995 with an exercise price of $2.75, 10,000 options granted on February 15, 1996 with an exercise price of $3.875, 50,000 options granted on February 15, 1997 with an exercise price of $6.75 and 60,000 options granted on January 27, 1998 with an exercise price of $9.75. The options expire in February 2005, February 2006, February 2007 and January 2008, respectively. The options vested 20% upon grant, and 20% vest ratably on each of the next four anniversaries of the grant.

(5) Telebanc granted 25,000 options to Mr. Dervenis on October 23, 1998 with an exercise price of $14.50 and an expiration date of October 23, 2008. The options vested 20% upon grant, and 20% vest ratably on each of the next four anniversaries of the grant.

EMPLOYEE STOCK OWNERSHIP PLAN

     Telebanc has adopted and is the sponsor of a combined stock bonus and money purchase pension plan that constitutes an "employee stock ownership plan" under applicable law. Employees who have completed six months of service are eligible to participate in the ESOP. Total contributions to the ESOP by Telebanc and TeleBank, which are reflected in compensation expense, were $391,000, $247,000 and $224,000 for the years ending December 31, 1998, 1997 and 1996, respectively.

     Under the ESOP, each employer is obligated annually to contribute 10% of the aggregate compensation that such employer pays to eligible participants. The required contribution is allocated to the individual ESOP accounts of eligible participants based on a uniform percentage of compensation. A participant who is not an employee of the employer on the last day of the plan year (December 31) or who completes less than 500 hours of service during the plan year is not an eligible participant. The employer is also required to make contributions to the extent necessary to pay debt service on any funds borrowed by ESOP to finance the purchase of the common stock. Otherwise, additional contributions are at the discretion of Telebanc's board of directors.

     Contributions may be paid either in cash or in common stock. From time to time, the ESOP may purchase additional shares of common stock through the purchase of shares in the market or from individual stockholders, upon the original issuance of additional shares, or upon the sale of treasury shares by Telebanc. Under its terms, the ESOP may borrow funds to finance purchases of common stock. As of December 31, 1998 and 1997, Telebanc had loaned $2,577,750 and $280,000, respectively, to the ESOP to finance the purchase of common stock.

     Telebanc's board of directors has appointed a committee to administer the ESOP. Common stock has been allocated to participants' accounts and is voted by the trustees in accordance with the directions of participants on all matters except for specified major corporate issues. Unallocated shares will be voted by the trustees in their sole discretion. Messrs. Smilow and Caplan and Ms. Jane Gelman, Senior Vice President of Telebanc, serve as trustees of the ESOP. Participant accounts vest at the rate of 20% for each year of service, so that accounts become 100% vested after five years of service. Vesting will be accelerated upon retirement, death, disability, or when the participant reaches the age of 65.

REPORT OF THE COMPENSATION COMMITTEE

     Telebanc's compensation program is administered by the compensation committee comprised of three non-employee members of the board of directors of Telebanc and TeleBank. Unless otherwise specified herein, the references to "Telebanc" in this report are deemed to include TeleBank. All decisions by the compensation committee in relation to the compensation of executive officers are reviewed by the full board of directors. Telebanc's executive compensation program provides competitive levels of compensation designed to correlate pay with Telebanc's annual and long term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate, business unit, and individual performance; motivating key senior officers to achieve strategic business objects and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing Telebanc to compete for and retain talented executives who are critical to Telebanc's long term success; and aligning the interest of executives with the long term interests of Telebanc's stockholders.

     Executive compensation consists of three components: base salary; annual incentive bonus; and stock options. It is Telebanc's compensation policy to pay a combination of salary and incentive-based bonuses based on Telebanc's overall performance and individual performances.

     During the fourth quarter of 1998, the compensation committee reviewed in detail the base salaries for executive officers for 1999. In light of Telebanc's performance and the salary levels of institutions with similar operations, the committee recommended that Telebanc continue its policy of compensation based on a combination of salary and highly incentivized additional compensation consisting of bonuses based on Telebanc's overall performance and individual performance.

     The committee awards bonuses annually, based on overall corporate goals, including financial results and regulatory compliance. All Telebanc employees are eligible for bonus awards under this plan. The committee sets the compensation of Messrs. Smilow and Caplan and reviews the compensation of all executive and senior officers.

     Base salaries for executive officers were reviewed in detail by the compensation committee at its January 1999 meeting. In determining the base salaries, the compensation committee considered various industry sources such as Sheshunoff Bank Executive and Director Compensation Survey, SNL Executive Compensation Reviews for Thrift Institutions, Don Richards Associates' Washington Area Accounting Compensation Survey and Robert Half International Salary Guide.

     Telebanc maintains stock option plans to provide long-term incentives to key employees, including executive officers, through the grant of stock options. The grant of stock options is intended to foster management team cohesion and align management and stockholder interests. Stock option grants provide an additional means to provide incentives for executive officers. Telebanc believes that the grant of stock options can be used to encourage performance that can result in enhanced shareholder value.

     In addition to the compensation paid to executive officers as described above, executive officers receive, along with and on the same terms as other employees, contributions by Telebanc pursuant to the ESOP and group term life insurance on the same terms as other employees, as well as certain other perquisites.

     CEO Compensation. In 1998, Mr. Caplan earned a salary of $229,000. The committee increased Mr. Caplan's 1999 salary to $250,000 and 1998 bonus to $250,000, based on Telebanc's performance. Telebanc's improved performance in 1998 was evidenced by (1) an increase in total assets of 109%, (2) a 118% increase in retail deposits and (3) an increase in Telebanc's stock price during 1998 of over 300%. Mr. Caplan's salary and bonus for 1998 were equally paid by Telebanc and TeleBank. The allocation reflects Mr. Caplan's duties on behalf of Telebanc, including all oversight of operations, capital raising and implementation of Telebanc's strategy.

     Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986, as amended (the "Code") was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Telebanc's compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. Respectfully submitted,

                                             Compensation Committee
                                             ----------------------
                                             Steven F. Piaker, Chairman
                                             David R. DeCamp
                                             Dean C. Kehler


                     STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table show the cumulative stockholder return on Telebanc's common stock compared with the Goldman Sachs Internet Index, the S&P 500 Index and Telebanc's previously reported peer group, the Nasdaq Bank Index, since Telebanc's initial public offering in May 1994. The graph and table assume $100 was invested on May 27, 1994 (and, in the case of the Goldman Sachs Internet Index, July 15, 1994) in (1) Telebanc's common stock, (2) the Goldman Sachs Internet Index, (3) the S&P 500 Index, and (4) Telebanc's previously reported peer group, the Nasdaq Bank Index, and assumes reinvestment of dividends.





                               [GRAPHIC OMITTED]

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                  INITIAL PUBLIC
                                     OFFERING                          LAST TRADING DATE IN
                                 --------------- -----------------------------------------------------------------
                                     5/27/94          1994         1995         1996         1997           1998
                                     -------          ----         ----         ----         ----           ----
TELEBANC FINANCIAL CORPORATION     $  100.00      $  91.30    $  121.74     $ 226.09     $ 304.35     $ 1,169.57
GOLDMAN SACHS INTERNET INDEX      $   100.00(1)   $ 190.92    $  567.89     $ 787.03     $ 790.62     $ 2,491.61
S&P 500 INDEX                     $   100.00      $ 100.96    $  134.52     $ 166.36     $ 205.85     $   269.56
PREVIOUSLY REPORTED PEER GROUP    $   100.00      $  97.57    $  141.30     $ 177.41     $ 282.45     $   250.75


----------
(1) The Goldman Sachs Internet Index was initiated in June 1994 and cumulative total return information is given starting as of July 15, 1994.

     Beginning April 1999, Telebanc elected to use the Goldman Sachs Internet Index as its basis for comparison of cumulative total return. Telebanc chose to use the Goldman Sachs Internet Index because Telebanc's recent market performance more closely resembles that of the companies which comprise the Goldman Sachs Internet Index. The Goldman Sachs Internet Index is comprised of companies which are focused principally on the Internet industry. Telebanc believes the Goldman Sachs Internet Index is a better basis of comparison than the prior peer group used by Telebanc.


                        TRANSACTIONS WITH RELATED PARTIES

     Telebanc's policy is to enter into transactions with officers, directors, or 5% stockholders or other affiliates of Telebanc only if the terms are as favorable to Telebanc as those generally available from unaffiliated third parties. Transactions between Telebanc and its affiliates require approval by a majority of disinterested directors.

     CIBC Oppenheimer, an affiliate of CIBC WG Argosy Merchant Fund 2, LLC, of which Mr. Kehler is a managing director, served as an underwriter for Telebanc's Equity Offering and Trust Preferred Offering in July and August 1998. CIBC Oppenheimer earned underwriters' fees totaling $2.3 million in connection with the offerings.

     Prior to resigning from the board of directors and joining Telebanc as general counsel, Mr. Gelbard served as a partner of Hofheimer, Gartlir & Gross, LLP, which firm received approximately $106,000 in legal fees and expenses for work performed through June 30, 1998.

     Telebanc paid $204,000 in consulting fees to Myerberg & Company, of which Ms. Myerberg is the Chief Executive Officer, in connection with the establishment of an agreement to purchase funding notes collateralized by consumer loans.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Telebanc's directors, officers and beneficial owners of more than 10% of the common stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership of Telebanc's equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock are required by SEC regulations to furnish Telebanc with copies of all Section 16(a) reports they file.

     Based on its review of these reports and on written representations from the reporting persons that no other reports were required, Telebanc believes that during the fiscal year ended December 31, 1998 all Section 16(a) filing requirements applicable to Telebanc's officers, directors and greater than ten percent beneficial owners were complied with.

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                            TO CHANGE CORPORATE NAME
                                  (PROPOSAL 2)

     On April 22, 1999, the board of directors adopted resolutions approving, declaring advisable and recommending adoption by the stockholders of an amendment to Telebanc's Certificate of Incorporation to change the name of Telebanc from Telebanc Financial Corporation to Telebanc Financial Corporation.

     The board of directors proposes that Article 1 of the Certificate of Incorporation be amended to change the name of Telebanc from TeleBanc Financial Corporation to Telebanc Financial Corporation.

     The name change is being proposed to assist in marketing Telebanc's products and services.

     The affirmative vote of the holders of a majority of the common stock outstanding on the record date is required to adopt the proposed amendment to the Certificate of Incorporation. If the proposal is approved, Telebanc intends to file an amendment to the Certificate of Incorporation shortly after the meeting. The amendment to the Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. Unless otherwise instructed, properly executed proxies that are timely received and not subsequently revoked, but not marked, will be voted in favor of the proposed amendment to the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


                    AMENDMENT OF CERTIFICATE OF INCORPORATION
            TO INCREASE AUTHORIZED SHARES OF TELEBANC'S COMMON STOCK
                                  (PROPOSAL 3)

     The board of directors proposes that Article 4.1 of the Certificate of Incorporation be amended to increase the number of authorized shares of Telebanc's common stock to 135,000,000 from 29,500,000. If the proposal is approved, the total authorized capital stock of Telebanc would consist of 135,500,000 shares of capital stock of which 135,000,000 shares would be common stock and 500,000 shares would be preferred stock. As of April 16, 1999, 16,755,231 shares of common stock were issued and outstanding, and Telebanc had reserved an additional 623,750 shares for issuance upon the exercise of outstanding warrants to purchase common stock, and 2,543,749 shares for issuance upon the exercise of outstanding options to acquire common stock.

     Telebanc issued 3.97 million shares of additional common stock on April 16, 1999 in a public offering. The board of directors believes that the increase in the shares of common stock authorized for issuance is desirable for corporate purposes such as the issuance of stock options under Telebanc's 1998 Stock Incentive Plan or any other stock incentive plan that may be adopted by Telebanc, as well as future financings, acquisitions, mergers, stock splits and other transactions.

     Telebanc's board of directors has approved a 2-for-1 split of its shares of common stock, payable to its stockholders of record as of the close of business on May 28, 1999. The stock split is subject to stockholder approval of this proposal to amend Telebanc's Certificate of Incorporation to increase its authorized shares of common stock. If this proposal is approved at the annual meeting, shares resulting from the stock split will be issued on June 8, 1999.

     Other than the issuance of stock in the stock split, under the 1994 Stock Option Plan, the 1997 Stock Option Plan and the 1998 Stock Incentive Plan, and issuance of stock upon the exercise of warrants, Telebanc has no specific plans or commitments for the issuance of the additional shares of common stock proposed to be authorized.

     The lack of authorized common stock available for issuance would unnecessarily limit Telebanc's ability to pursue opportunities for future financings, acquisitions, mergers and other transactions. Telebanc would also be limited in its ability to effectuate future stock splits or stock dividends. The board of directors believes that the increase in the authorized shares of common stock is necessary to provide Telebanc with the flexibility to pursue the types of opportunities described above without added delay and expense.

     The availability of authorized but unissued shares of common stock might be deemed to have the effect of preventing or discouraging an attempt by another person to obtain control of Telebanc, because the additional shares could be issued by the board of directors, which could dilute the stock ownership of such person. Telebanc has no plans for such issuances and this proposal is not being proposed in response to a known effort to acquire control of Telebanc.

     The additional shares of common stock to be authorized by adoption of the amendment to the Certificate of Incorporation would have rights identical to the currently outstanding shares of common stock of Telebanc. Adoption of the proposed amendment to the Certificate of Incorporation would not affect the rights of the holders of currently outstanding shares of common stock.

     The authorization of additional shares of common stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present stockholders of Telebanc. However, to the extent that shares are subsequently issued to persons other than the present stockholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on present stockholders with respect to voting rights, book value of their stock and earnings per share.

     Adoption of the proposed amendment to the Certificate of Incorporation to increase Telebanc's authorized common stock requires the vote of the holders of a majority of the outstanding shares of Telebanc's common stock. If the proposal is approved, Telebanc intends to file an amendment to the Certificate of Incorporation shortly after the annual meeting. The amendment to the Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. The board of directors would be free to issue common stock without further action on the part of the stockholders.

     The affirmative vote of the holders of a majority of the common stock outstanding on the record date is required to adopt the proposed amendment to the Certificate of Incorporation. Unless otherwise instructed, properly executed proxies that are timely received and not subsequently revoked, but not marked, will be voted in favor of the proposed amendment to the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


            APPROVAL OF AN AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN
                                  (PROPOSAL 4)

     The board of directors proposes that the stockholders of Telebanc approve an amendment to the 1998 Stock Incentive Plan (the "Plan") to increase the maximum number of shares of common stock reserved for issuance under the Plan by 2,000,000. The Plan became effective on May 27, 1998 upon adoption by the board of directors. Following is a summary description of the 1998 Plan. Any stockholder who wishes to obtain a copy of the Plan may do so upon written request to Telebanc's Corporate Secretary at Telebanc's principal executive offices in Arlington, Virginia.

     In approving the proposed Plan, amendment to the board of directors reviewed the number of shares remaining for issuance under Telebanc's equity-based compensation plans. As of April 16, 1999, an aggregate of options to purchase 2,516,237 shares of common stock under its 1994 Stock Option Plan, 1997 Stock Option Plan and the Plan were outstanding. The board concluded that the remaining number of shares under all of the existing plans would not permit Telebanc to issue an appropriate level of equity-based compensation to new and existing directors, officers, employees and consultants for the foreseeable future, given Telebanc's expected business operations. The board believes that equity-based compensation is an important element of overall compensation for Telebanc. Such compensation advances the interest of Telebanc by encouraging, and providing for, the acquisition of equity interests in Telebanc by participants, thereby aligning participants' interests with stockholders and providing participants with a substantial motivation to enhance stockholder value.

DESCRIPTION OF THE PLAN

     The Plan currently authorizes the issuance of up to 1,000,000 shares of common stock upon the exercise of stock options, stock appreciation rights and the award of restricted stock. The Plan became effective on May 27, 1998, and terminates on May 27, 2008. The Plan is administered by the compensation committee of the board of directors or by any other committee duly appointed by the board (as applicable, the "Committee"), or if no Committee is appointed, by the board of directors. The Plan is intended to satisfy the requirements of
Section 162(m) of the Code with respect to the deduction of qualified performance-based compensation.

     Key employees, officers, directors and persons performing consulting or advisory services for Telebanc or its affiliates, who are designated by the Committee, are eligible to receive awards under the Plan. Awards may be made in the form of stock options, awards of restricted stock ("Restricted Stock"), or stock appreciation rights ("SARs"). Stock options granted under the Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may be granted only to employees of Telebanc or any of its affiliates. Participants may also be granted Restricted Stock, which are shares of common stock of Telebanc granted subject to the satisfaction of certain specified conditions. Participants may also be granted a SAR that entitles the holder to receive the difference between the fair market value of the shares on the date of grant and the date of exercise of the shares of common stock subject to the award. SARs may be granted in relation to a particular option awarded under the Plan and exercisable only upon surrender to Telebanc, unexercised, of that portion of the option to which the SAR relates. As of April 16, 1999, approximately 105 employees, 10 directors and executive officers, and no consultants were eligible to receive awards under the Plan.

     Options granted under the Plan are exercisable only to the extent vested on the date of exercise, and no options may be exercised more than ten years from the date the option is granted (five years in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of Telebanc's stock (a "Ten Percent Shareholder")). The exercise price per share of each option granted under the Plan may not be less than 100% (110% in the case of a Ten Percent Shareholder) of the fair market value of the common stock on the date of grant. Fair market value is the last sale price of the common stock as reported on the over-the-counter market or the closing price of the common stock as quoted on the Nasdaq National Market System on that date or, if there are no sales of shares reported on that date, the last sale price or the closing price as reported on the over the counter market or quoted on the Nasdaq National Market System, respectively, on the next preceding date on which sales of common stock were reported. In the case of incentive stock options, the aggregate fair market value (determined on the option grant date) of the shares of common stock with respect to which such options are exercisable may not exceed $100,000.

     An option may be exercised, in full or in part, provided that the option is vested. Unless provided otherwise in the related option agreement, an option may not be exercised earlier than six months after the grant date. Options may be exercised by written notice delivered to Telebanc accompanied by payment of the option exercise price payable (i) in cash, (ii) with common stock owned by the participant, (iii) by delivery to Telebanc of (x) irrevocable instructions to deliver directly to a broker the stock certificates representing the shares for which the option is being exercised and (y) irrevocable instructions to such broker to sell the stock and to promptly deliver to Telebanc the portion of the proceeds equal to the option exercise price and any amount necessary to satisfy Telebanc's obligation for withholding taxes, or (iv) any combination thereof. The common stock used to pay the option exercise price or any portion thereof will be valued at the fair market value of such common stock on the date of exercise and must have been held for at least six months.

     The Committee has the authority to determine the circumstances under which options vest upon termination of the employment or service of the participant for any reason. Unless otherwise provided by the Committee, except in the case of death or disability, vesting of an option generally ceases on the date that an option holder terminates employment or service with Telebanc or an affiliate. If the option holder terminates employment as a result of death or disability, however, the option will become fully vested. Except in cases of death or disability or termination for cause, options granted under the Plan terminate on the date three months after the date on which the participant terminates employment, or ten years after the option grant date (five years in the case of a Ten Percent Shareholder) whichever period is shorter. In the event a participant terminates employment by reason of death or disability, or the participant's death occurs within three months of termination of employment or service, the option held by such participant may be exercised, to the extent exercisable, for a period of one year from the date of death or disability or until the expiration of the stated term of such option, whichever period is shorter. In the event of termination "for cause," any unexercised option held by such participant shall expire immediately upon the giving of notice of such termination of employment or service for cause to the participant.

     Options, whether or not vested, may be forfeited if the Committee determines that the participant has engaged in specified activities that are deemed to constitute misconduct.

     Restricted Stock awarded by the Committee will be subject to such restrictions as the Committee may impose thereon (the "Restrictions"), including but not limited to continuous employment or service with Telebanc or any of its affiliates for a specified term or the attainment of specific corporate, divisional or individual performance standards or goals. For each award of Restricted Stock, the Committee shall determine: (i) the terms and conditions of the Restricted Stock Agreement between Telebanc and the participant evidencing the award; (ii) the period of time for which all or a portion of the award is restricted, as such restrictions are determined by the Committee (the "Restricted Period"); (iii) the Restrictions applicable to the award; (iv) whether the participant shall receive the dividends and other distributions paid with respect to an award of Restricted Stock as declared and paid to the holders of shares of common stock during the Restricted Period or whether such dividends and other distributions shall be withheld by Telebanc for the account of the participant until the Restricted Periods have expired or the Restrictions have been satisfied, and whether interest shall be paid on such dividends and other distributions withheld, and if so, the rate of interest to be paid, or whether such dividends may be reinvested in the common stock; (v) the percentage of the award which shall vest in the participant in the event of such participant's death or disability prior to the expiration of the Restricted Period or the satisfaction of the Restrictions applicable to an award of Restricted Stock; and
(vi) notwithstanding the Restricted Period and the Restrictions imposed on the Restricted Stock, as set forth in a Restricted Stock Agreement, whether to shorten the Restricted Period or waive any restrictions, if the Committee concludes that it is in the best interests of Telebanc to do so. The Restrictions and the Restricted Period may differ with respect to each participant.

     Upon an award of Restricted Stock to a participant, the stock certificate representing the Restricted Stock will be issued and transferred to and in the name of the participant, whereupon the participant will become a stockholder of Telebanc with respect to such Restricted Stock and will be entitled to vote such shares. Telebanc will hold such stock certificate in custody, together with stock powers executed by the participant in favor of Telebanc, until the Restricted Period expires and the restrictions imposed on the Restricted Stock are satisfied.

     The Committee has authority to designate each individual to whom SARs are to be granted and to specify the number of shares covered by such awards. No participant may be granted corresponding SARs that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate fair market value that exceeds $100,000. Corresponding SARs may be granted either at the time of the grant of such option or at any subsequent time prior to the expiration of such option; provided, however, that corresponding SARs shall not be offered or granted in connection with a prior option without the consent of the participant holding such option.

     The maximum period in which a SAR may be exercised will be determined by the Committee, except that no corresponding SAR that is related to an incentive stock option shall be exercisable after the expiration of ten years from the date such related option was granted. In the case of a SAR that is related to an incentive stock option granted to a participant who is or is deemed to be a Ten Percent Shareholder, such corresponding SAR shall not be exercisable after the expiration of five years from the date such related option was granted. The terms of any corresponding SAR that is related to an incentive stock option may provide that it is exercisable for a period less than such maximum period.

     Subject to the provisions of the Plan and the applicable SAR agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related option is exercisable and only when the fair market value exceeds the option exercise price of the related option. A SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with the Plan and the related agreement with respect to the remaining shares of common stock subject to the SAR. The exercise of a corresponding SAR shall result in the termination of the related option to the extent of the number of shares of common stock with respect to which the SAR is exercised.

     At the Committee's discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, shares of common stock, or a combination of cash and common stock.

     Incentive stock options are not transferable by a participant during the participant's lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Under the Plan, an option that is not an incentive stock option may be transferred to immediate family members of the option holder or to a trust or partnership for such family members; provided, however, that the option holder receives no consideration for such transfer. In the event of such transfer, the option and any SAR that relates to such option must be transferred to the same person or persons or entity or entities.

     SARs granted under the Plan are not transferable except by will or by the laws of descent and distribution. During the lifetime of the participant to whom the SAR is granted, the SAR may be exercised only by the participant. No right or interest of a participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such participant. The Committee may grant transferable SARs to the extent and on such terms as may be permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. In the event of any such transfer, a corresponding SAR and the related option must be transferred to the same person or persons or entity or entities. The holder of a transferred SAR will be bound by the same terms and conditions that governed the SAR during the period that it was held by the participant.

     Subject to any required stockholder action, the number of shares of common stock subject to each outstanding award and the exercise price per each such share of common stock subject to an option or SAR will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares of common stock or the payment of a stock dividend (but only on the common stock) or any other increase or decrease in the number of shares effected without receipt of consideration by Telebanc. If Telebanc merges or is consolidated with another company, whether or not Telebanc is a surviving company, or if Telebanc is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised options remain outstanding under the Plan, (i) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding option or SAR shall be entitled, upon exercise of that option, to receive, in lieu of common stock, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of shares of common stock equal to the number of shares of common stock as to which that option may be exercised; or
(ii) if options have not already become exercisable, the Committee may waive any limitations set forth in or imposed pursuant to the Plan so that all options, from and after a date prior to the effective date of that merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Committee, shall be exercisable in full.

     If Telebanc is merged into or consolidated with another corporation under circumstances where Telebanc is not the surviving corporation (other than circumstances involving a mere change in the identity, form or place of organization of Telebanc), or if Telebanc is liquidated or dissolved, or sells or otherwise disposes of substantially all of its assets to another entity while unexercised options remain outstanding under the Plan, unless provisions are made in connection with the transaction for the continuance of the Plan and/or the assumption or substitution of options with new options covering the stock of the successor corporation, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices, then all outstanding options shall be canceled as of the effective date of such merger, consolidation, liquidation, dissolution, or sale provided that (i) notice of such cancellation shall be given to each option holder and (ii) each option holder shall have the right to exercise such option in full (without regard to any vesting or other limitations on exercise imposed on such option) during the 30-day period preceding the effective date of such merger, consolidation, liquidation, or sale.

     The board generally may amend the Plan from time to time, except that, without the approval of the stockholders of Telebanc, no revision or amendment may (1) change the number of shares of common stock that may be granted as incentive stock options under the Plan, or (2) change the designation of the classes of employees eligible to receive incentive stock options. The terms and conditions applicable to any award may thereafter be amended or modified by mutual agreement between Telebanc and the participant or such other persons as may then have an interest therein.

     Federal, state or local law may require the withholding of taxes applicable to income resulting from an award. A participant shall be required to make appropriate arrangements with Telebanc, as the case may be, for satisfaction of any federal, state or local taxes Telebanc is required to withhold. The Committee or board of directors administering the Plan may, in its discretion and subject to such rules as it may adopt, permit the participant to pay all or a portion of the federal, state or local withholding taxes arising in connection with an award by electing to (i) have Telebanc withhold shares of common stock,
(ii) tender back shares of common stock received in connection with such award or (iii) deliver other previously owned shares of common stock, under each election such shares of common stock having a fair market value on the date specified in the rules adopted by the Committee or board of directors administering the Plan equal to the amount to be withheld. Telebanc shall be under no obligation to issue shares of common stock to the participant unless the participant has made the necessary arrangements for payment of the applicable withholding taxes.


STOCK AWARDS

     The following table shows, as to each of the Named Executive Officers in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock subject to options granted under the Plan since the May 27, 1998 effective date through March 31, 1999, together with the weighted average exercise price payable per share.

                        1998 STOCK OPTION INCENTIVE PLAN

                                                                                     OPTIONS GRANTED
                                                                WEIGHTED AVERAGE         (NUMBER
                      NAME AND POSITION                          EXERCISE PRICE        OF SHARES)
------------------------------------------------------------   ------------------   ----------------
David A. Smilow, Chairman of the Board of Telebanc;
 Chairman of the Board and Chief Risk Management
 Officer of TeleBank .......................................        $ 16.521             225,000
Mitchell H. Caplan, Vice Chairman of the Board, Chief
 Executive Officer and President of Telebanc ...............        $ 16.521             225,000
Aileen Lopez Pugh, Executive Vice President, Chief
 Financial Officer of Telebanc .............................        $ 32.688              40,000
Laurence P. Greenberg, Executive Vice President,
 Chief Marketing Officer ...................................        $ 32.688              40,000
Stephen G. Dervenis, Executive Vice President of
 Telebanc, Chief Executive Officer of TeleBanc
 Capital Markets, Inc. .....................................        $ 14.500              25,000
All executive officers as a group (5 persons) ..............        $ 18.760             555,000
David R. DeCamp, Director ..................................              --                  --
Marcia Myerberg, Director ..................................        $ 14.500              10,000
Mark Rollinson, Director -- ................................              --
All non-associate directors as a group (3 persons) .........        $ 14.500              10,000
Dean C. Kehler, Director nominee ...........................        $ 14.500              20,000
Stephen F. Piaker, Director nominee ........................        $ 14.500              20,000
Michael M. Lynton, Director nominee ........................              --                  --
All director nominees as a group (3 persons) ...............        $ 14.500              40,000
All associates, including current officers who are not
 executive officers, as a group (29 persons) ...............        $ 28.652             390,710

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Incentive Stock Options. With respect to "incentive stock options," an optionee will not recognize taxable income upon grant or exercise of an incentive stock option, and any gain realized upon a disposition of shares received pursuant to the exercise of an incentive stock option will be taxed as capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of the shares subject to an incentive stock option on the exercise date over the option exercise price will be included in the optionee's alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. If the optionee is subject to certain securities law restrictions, the determination of the amount included in alternative minimum taxable income may be delayed, unless the optionee elects within 30 days following exercise to have income determined without regard to such restrictions. This excess increases the optionee's basis in the shares for purposes of the alternative minimum tax but not for purposes of the regular income tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive stock options, for example for a year in which the shares are sold at a gain. Telebanc and its subsidiaries will not be entitled to any business expense deduction for the grant or exercise of an incentive stock option, except as discussed below.

     For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be an employee of Telebanc or a subsidiary from the date the option is granted through a date that is within three months before the date of exercise. In the case of an optionee who is disabled, this three month period is extended to one year. In the case of an employee who dies, the three month period and the holding period for shares received pursuant to the exercise of the option are waived.

     If all of the requirements for incentive stock option treatment are met except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the shares in an amount equal to the excess of the fair market value of the shares at the time the option is exercised over the option exercise price. However if the optionee is subject to certain restrictions under the securities laws at the time the option is exercised, the measurement date may be delayed, unless the optionee has made a special tax election within 30 days after the date of exercise to have taxable income determined without regard to such restrictions. The balance of the realized gain, if any, will be capital gain. If the optionee sells the shares prior to the satisfaction of the holding period rules but at a price below the fair market value of the shares at the time the option is exercised, or other applicable measurement date, the amount of ordinary income, and the amount included in alternative minimum taxable income, if the sale occurs during the same year as the option was exercised, will be limited to the excess of the amount realized on the sale over the option exercise price. If Telebanc complies with applicable reporting requirements, it will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to applicable limitations on the deduction of amounts becoming vested as a result of a change in control and on the deduction of compensation paid to executive officers if such options do not constitute "qualified performance based compensation."

     If an optionee exercises an incentive stock option by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the optionee acquired the shares being transferred pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise, other than minimum taxable income as discussed above, and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. These rules would not apply if the optionee used shares received pursuant to the exercise of an incentive stock option or another statutory option as to which the optionee has not satisfied the applicable holding period requirement. In that case, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, with the result that the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.

     Non-Qualified Options. The grant of an option is not a taxable event for the optionee or Telebanc so long as the option exercise price is not insubstantial in comparison to the value of the stock covered by the option at the time of grant. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise, except that, if the optionee is subject to certain restrictions imposed by the securities laws, the measurement date may be delayed, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions. If Telebanc complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount, subject to applicable limitations on the deduction of amounts becoming vested as a result of a change in control and on the deduction of compensation paid to executive officers if such options do not constitute "qualified performance based compensation." Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares, generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised.

     If the optionee surrenders shares of common stock in payment of part or all of the exercise price for non-qualified options, no gain or loss will be recognized with respect to the shares surrendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. However, the fair market value of any shares received in excess of the number of shares surrendered, which would be the difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option, will be taxed as ordinary income.

     Restricted Stock. A participant who is awarded Restricted Stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, the Restricted Stock is nontransferable and subject to a substantial risk of forfeiture). If a participant is subject to Section 16(b) of the Exchange Act (by reason of such participant's status as a director, executive officer or greater than 10% shareholder of the Company) on the date of the award, the shares generally will be deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, the participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. Telebanc generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the participant is taxed on the income.

     Stock Appreciation Rights (SARs). A participant who receives a distribution of shares of common stock or cash in payment of a SAR will be taxed on the distribution as ordinary income when he or she actually or constructively received the distribution. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date that the participant receives it. Telebanc will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient.

     Unless otherwise indicated, properly executed proxies will be voted in favor of amending the Plan to increase the maximum number of shares of common stock reserved for issuance.

     Approval of the Plan requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the annual meeting. Should stockholder approval not be obtained, no options will be granted on the basis of the proposed 2,000,000 share increase.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 5)

     The board of directors has approved the appointment of Arthur Andersen LLP to continue as Telebanc's independent public accountants for the year ending December 31, 1999, subject to ratification by stockholders at the annual meeting. Arthur Andersen LLP has been acting as independent public accountants for Telebanc since 1995. Representatives of Arthur Andersen LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of Telebanc for the year ending December 31, 1999. No determination has been made as to what action the board of directors would take if the stockholders do not ratify the appointment.

     Ratification of the selection of Arthur Andersen LLP as Telebanc's independent public accountants requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the annual meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS TELEBANC'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1999.


                              STOCKHOLDER PROPOSALS

     Any proposal that a stockholder wishes to have presented at the next annual meeting of stockholders and included in the proxy materials of Telebanc must be received at the main office of Telebanc, 1111 North Highland Street, Arlington, Virginia 22201, no later than January 31, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for the 2000 Annual Meeting of Stockholders.

                                             By order of the board of directors,

                                             David A. Smilow
                                             Chairman of the Board

Dated: May 3, 1999

STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.